Citadel Environmental Group, Inc., form 10K-SB, Exhibit 16

                  SCHUMACHER & ASSOCIATES, INC.
                     12835 EAST ARAPAHOE ROAD
                       TOWER II, SUITE 110
                    ENGLEWOOD, COLORADO 80112


November 1, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by Citadel Environment Group, Inc. (Copy attached), which we understand will be filed with the Commission, pursuant to Item 8 of Form 10-KSB, as part of the Company's Form 10-KSB report for the year ending December 31, 1996. We agree with the statements concerning our firm in such Form 10-KSB.

     Sincerely
     SCHUMACHER & ASSOCIATES,
INC



                      CITADEL ENVIRONMENTAL GROUP, INC.
                           FORM 10-KSB
              FOR THE YEAR ENDING DECEMBER 31, 1996

ITEM 8.CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
       ACCOUNTING  AND FINANCIAL DISCLOSURE

On October 28, 1996 the Board of Directors received notice of the resignation of Schumacher & Associates, Inc. as the Company's auditors due to the relocation of the Company's corporate offices. For each of the past two years, the report of Schumacher & Associates, Inc on the Company's financial statements did not include an adverse opinion or a disclaimer of opinion, nor was it modified as to uncertainties, audit scope, or accounting principles.

To the best of our knowledge and belief during the 24 months preceding the resignation of Schumacher & Associates, Inc as our auditors, there existed no disagreements relating to any matter of accounting principles or practices, financial statement disclosures, auditing scope or procedure, or compliance with applicable rules or the commission, which problems, if not resolved to the satisfaction of Schumacher & Associates, Inc would have caused them to make reference to the subject matter of any disagreements in connection with their report.